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                          [LETTERHEAD OF DUANE MORRIS]


                                    EXHIBIT 5

December 11, 2002


The Board of Directors
  of Erie Indemnity Company
100 Erie Insurance Place
Erie, Pennsylvania 16530

Ladies and Gentlemen:

         We have acted as counsel to Erie Indemnity Company, a Pennsylvania corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") relating to the offer and sale by a certain shareholder of the Company of up to an aggregate of 4,600,000 shares (the "Shares") of Class A common stock, no par value, of the Company.

         As counsel to the Company, we are familiar with all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Articles of Incorporation and Bylaws, each as amended to date, the corporate minutes and other proceedings and records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion. Based upon the foregoing, it is our opinion that the Shares are duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

         We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to our name in the prospectus under the caption "Validity of the Common Stock."

                                   Sincerely,

                                   Duane Morris LLP

                                   By:  /s/ Frederick W. Dreher
                                      -------------------------
                                       A Partner